Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment 43 to Registration Statement No. 333-122804 on Form N-1A of our reports each dated February 21, 2018, relating to the financial statements and financial highlights of MML Asset Momentum Fund, MML Blend Fund, MML Dynamic Bond Fund, MML Equity Fund, MML Equity Rotation Fund, MML High Yield Fund, MML Inflation-Protected and Income Fund, MML Managed Bond Fund, MML Short-Duration Bond Fund, MML Small Cap Equity Fund, MML Special Situations Fund, MML Strategic Emerging Markets Fund, and MML U.S. Government Money Market Fund, each a series of MML Series Investment Fund II, each appearing in the Annual Report on Form N-CSR of MML Series Investment Fund II for the year ended December 31, 2017.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings – Other Disclosures” and “Investment Advisory and Other Service Agreements – Administrator and Sub-Administrators – Other Service Providers of the Funds” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 30, 2018